SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report (Date earliest event reported) December 30, 1998




Commission   Registrant, State of Incorporation,  I.R.S. Employer
File Number  Address and Telephone Number         Identification No.

1-11299      ENTERGY CORPORATION                  72-1229752
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana 70113
             Telephone (504) 529-5252


1-2703       ENTERGY GULF STATES, INC.            74-0662730
             (a Texas corporation)
             350 Pine Street
             Beaumont, Texas  77701
             Telephone (409) 838-3814


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Item 5.   Other Events

Entergy Corporation

     On December 31, 1998, Entergy Corporation completed the disposition of its 100% ownership interest in Citipower Pty., which is the distribution utility for the central Melbourne metropolitan area in Victoria, Australia. Citipower was sold for approximately A$1.7 billion to an affiliate of American Electric Power Company. The proceeds, which approximate US$1.06 billion, were used in part to repay debt associated with the acquisition of the interest in Citipower, as well as other debt related to Entergy's foreign utility investments. On a consolidated basis, Entergy's debt was reduced by approximately US$755.4 million as a result of this transaction.

Entergy Gulf States, Inc.

Fuel Review

   As previously reported, on September 8, 1998, Entergy Gulf States, Inc. (the "Company") filed an application with the Public Utilities Commission of Texas (the "PUCT") for an increase in its fixed fuel factor and the implementation of a surcharge to Texas retail customers for the cumulative under recovery of fuel and purchased power costs. The proposed increase in the fixed fuel factor would have resulted in increased revenues of $55.6 million annually compared to the current fixed fuel factor. The proposed surcharge was designed to recover $128.1 million, including interest, for fuel under-recoveries incurred during the period July 1, 1996 through June 30, 1998. Hearings on this application were held in October 1998. On December 30, 1998, the PUCT entered a final order which found that the Company's fuel factor should be revised to provide an increase in Texas retail fuel and purchased power revenues of approximately $42.4 million (or 18.6%) on an annual basis and that the Company should recover $112.1 million including interest over a 24-month period for under recovered fuel expenses.

   All amounts at issue in this proceeding will be the subject of a future fuel reconciliation proceeding before the PUCT, at which time the PUCT will consider the reasonableness of the Company's fuel and purchased power expenses extending back to July 1, 1996. The Company cannot predict the ultimate outcome of the fuel reconciliation proceeding.

Rate Proceedings

     Reference is made to the Company's Form 10-Q for the quarter ended September 30, 1998 for information regarding the developments in the Company's completed rate case filed in November 1996. In connection with that rate case, the Company entered into an agreement with the PUCT that allowed for refunds pursuant to the PUCT's October 14, 1998 order to begin in August 1998, and delayed implementation of the rate decrease. In August 1998, the Company began implementing the refund of $76 million, and on December 18, 1998, the rate decrease of $69 million went into effect.

       On November 30, 1998, the Company filed a new rate application with the PUCT requesting that the PUCT approve tariffs and riders designed to collect a total non-fuel base rate revenue requirement for the Texas retail jurisdiction of $457.2 million based on the test year for the period July 1997 through June 1998. On December 28, 1998, the Company filed an update in this rate proceeding, in which it updated its cost of service study to reflect the base rate revenues from the PUCT's October 14, 1998 order, referred to above, and made several other adjustments. In the update, the Company agreed to cap the base rate revenue requirement at the level proposed in the initial filing. The modified filing seeks an annualized base rate increase of $84.6 million through January 31, 2000 and $95.5 million thereafter. The PUCT is required to rule on the application by July 3, 1999. The Company cannot predict the ultimate outcome of this rate proceeding.

   Reference is made to the Company's Report on Form 10-Q for the quarter ended September 30, 1998 for information regarding the Company's second, third and fourth post-Merger earnings analysis and related orders of the Louisiana Public Service Commission. As a result of these proceedings, the Company recorded reserves during the fourth quarter of $102.2 million.

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                            SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                 ENTERGY CORPORATION



                                 By: /s/ Nathan E. Langston
                                     Vice President and Chief
                                     Accounting Officer


                                 ENTERGY GULF STATES, INC.



                                 By: /s/ Nathan E. Langston
                                     Vice President and Chief
                                     Accounting Officer



Dated:  January 7, 1999